UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2015
The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on May 28, 2015, at 1:00 p.m. local time at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Hany Massarany and Kevin O'Boyle as Class II directors to hold office for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on March 31, 2015 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 16, 2015

YOUR VOTE IS IMPORTANT!
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE” ) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?” IN THIS PROXY STATEMENT, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, CA 92008
(760) 448-4300
PROXY STATEMENT
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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2015
This Proxy Statement and the Company’s 2014 Annual Report are both available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015
GENERAL
GenMark Diagnostics, Inc. (the “Company”) has made these proxy materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 28, 2015, at 1:00 p.m. local time, at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These materials were made available to stockholders on or about April 16, 2015.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?
The Annual Meeting will be held for the following purposes: (a) to elect Hany Massarany and Kevin O'Boyle as Class II directors to hold office for a term of three years; (b) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (c) to approve, on an advisory basis, the compensation of the Company’s named executive officers as described herein; and (d) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?
The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials (the “Notice”) instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the internet, which include this Proxy Statement and the accompanying Notice, proxy card and the Company’s Annual Report. The Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Because you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. The Notice, which was mailed to most of our stockholders, instructs you how to access and review all of the proxy materials on the internet. The Notice also instructs you how to submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	Who is entitled to vote?
Only record holders of outstanding shares of the Company’s common stock at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 31, 2015, there were 42,128,117 outstanding shares of common stock. Each share of common stock is entitled to one vote.
In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 calendar days prior to the Annual Meeting, at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m. local time.

6.	Is cumulative voting permitted for the election of directors?
No. You may not cumulate your votes for the election of directors.

7.	How do I vote?
If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.
Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), and the vote to approve, on an advisory basis, the compensation of the our named executive officers (Proposal 3).
If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?
Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008; (b) voting again by telephone or over the internet at a later time; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?
Proposal 1 - Election of Directors
In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast, and, therefore, will have no effect on the election of directors.
Proposal 2 - Ratification of Appointment of Ernst & Young LLP
The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 3 - Advisory Vote on Compensation of Named Executive Officers
The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this Proxy Statement, unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above)). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Ernst & Young LLP and it will not be included as a vote “FOR” or “AGAINST” the nominees to the Board, or the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

10.	How does the Board recommend that I vote?
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE:
FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD;
FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP; AND
FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

11.	How many shares must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?
The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Although the Company has not yet done so, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, which we expect would be no more than $10,000 plus related expenses.

13.	Could other matters be presented for a vote at the Annual Meeting?
The Company is not aware, as of the date hereof, of any matters to be presented for a vote at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Hany Massarany and Scott Mendel) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?
We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?
The Company’s amended and restated bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to our Corporate Secretary at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the anniversary of the previous year’s annual meeting of stockholders, or January 29, 2016 and February 28, 2016, respectively. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.
In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director.
A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Corporate Secretary upon written request.
Stockholders interested in submitting a proposal for consideration at our 2016 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2016 Annual Meeting is December 18, 2015. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2016 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 18, 2015, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 18, 2015 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must submit the proposal in writing to our Corporate Secretary no earlier than January 29, 2016 and no later than February 28, 2016, in accordance with the specific procedural requirements contained in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary as provided above, or access our Bylaws on our web site at www.genmarkdx.com. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the matter at our 2016 Annual Meeting.
BOARD OF DIRECTORS INFORMATION
Our Board currently consists of six members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. On August 6, 2014, Christopher Gleeson, our former Chairman of the Board of Directors, retired from the Board. Effective upon Mr. Gleeson’s retirement from the Board, the Board appointed James Fox, Ph.D. as Chairman of the Board. On February 19, 2015, the Board appointed Lisa M. Giles and Michael S. Kagnoff to the Board and accepted the resignation of Stephen Worland, Ph.D.
Hany Massarany and Kevin O'Boyle are the two current Class II directors whose terms expire at the Annual Meeting. Each is being nominated for re-election as a director.
Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class II directors. Both of the nominees have indicated their willingness to serve if elected, but if either should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate, unless a contrary instruction is indicated in the proxy.
The following sets forth information regarding members of our Board, including the director nominees for election at the Annual Meeting, related to their business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to conclude that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and the ability to represent the best interests of the Company’s stockholders. In addition, the Corporate Governance and Nominating Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance and Nominating Committee.
We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.
Nominees for Election as Class II Directors for a term expiring at the Company’s 2018 Annual Meeting of Stockholders
Hany Massarany. Mr. Massarany, age 53, has served as President and Chief Executive Officer and as a member of the Company’s Board since May 2011. From February 2009 to April 2011, Mr. Massarany served as President of Ventana Medical Systems, a supplier of automated diagnostic systems to the anatomical pathology market, and Head of Roche Tissue Diagnostics, a division of F. Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany received a B.S. degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia. We believe Mr. Massarany is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.
Kevin C. O’Boyle. Mr. O’Boyle, age 59, has served on the Company’s Board since March 2010. From December 2010 until its acquisition by Shire Plc in July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing, Inc. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., an orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held diagnostics company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his six years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of Tornier N.V., a global orthopedics company, Sientra, Inc., an aesthetics company, and Zeltiq Aesthetics, Inc., all publicly traded companies. Mr. O'Boyle also previously served as a member of the board of directors of Durata Therapeutics, Inc., from April 2012 until its acquisition by Actavis plc in November 2014. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our Board and serve as Chair of our Audit Committee based on his executive experience in the healthcare industry and his financial and accounting expertise as described above.

Class III Directors Continuing in Office until the Company’s 2016 Annual Meeting of Stockholders
Lisa M. Giles. Ms. Giles, age 56, has served on the Company’s Board since February 2015. Since 2000, Ms. Giles has served as CEO and President of Giles & Associates Consultancy, Inc., a strategy consulting firm serving life science and healthcare industry clients, which she formed in 2000. In 2012, Ms. Giles also founded and currently serves as the CEO of Optivara, Inc., a software (Saas) company also serving the life sciences industry. Prior to 2000, Ms. Giles served as Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Ms. Giles previously served as a member of the board of directors of Durata Therapeutics, Inc., from August 2012 until its acquisition by Actavis plc in November 2014. Ms. Giles is a trustee on the board of Northwestern Memorial Hospital Foundation and the emeritus Auxilary Board of the Art Institute of Chicago. Ms. Giles holds a B.S. from Juniata College and completed the executive management program at

Stanford University and The University of Chicago. We believe Ms. Giles is qualified to serve on our Board based on her executive and strategic advisory experience in the healthcare and life science industries as described above.
Michael S. Kagnoff. Mr. Kagnoff, age 46, has served on the Company’s Board since February 2015. Mr. Kagnoff has served as a partner of the law firm of DLA Piper LLP (US), the Company’s outside corporate counsel, since April 2008. Prior to joining DLA Piper LLP (US), Mr. Kagnoff served as a partner of Heller Ehrman LLP. Mr. Kagnoff has advised boards of directors of public and private companies for over 20 years, with a focus on representing life sciences and technology companies on a wide range of topics, including strategic transactions, corporate governance and compensation matters. Mr. Kagnoff received a B.A. and B.S. degree from the University of Pennsylvania, and a J.D. from the University of California, Berkeley’s Boalt Hall School of Law. We believe Mr. Kagnoff is qualified to serve on our Board based on his legal and business experience in the life sciences industry as described above.
Class I Directors Continuing in Office until the Company’s 2017 Annual Meeting of Stockholders
Daryl J. Faulkner. Mr. Faulkner, age 66, has served on the Company’s Board since March 2010. Mr. Faulkner was appointed to the board of directors of Osmetech plc in August 2008, serving as Non-Executive Chairman until December 2008. Mr. Faulkner is currently a member of the board of directors of Venaxis, Inc. (formerly AspenBio Pharma, Inc.), an emerging biotechnology company engaged in the research, development, manufacture, and licensing of novel diagnostics and drugs. Mr. Faulkner also served as Executive Chair and Interim Chief Executive Officer of AspenBio Pharma from February 2009 until March 2010. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen NV, a provider of innovative sample and assay technologies and products, in connection with its integration of Digene Corp., a developer of gene-based diagnostic tests acquired by Qiagen in August 2007. Mr. Faulkner had served as President and Chief Executive Officer and a director of Digene from December 2006 until consummation of Qiagen’s acquisition of Digene in August 2007. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Invitrogen Corp., a life sciences company, including Senior Vice President, Business Segment Management from 2003 until March 2006. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University. We believe Mr. Faulkner is qualified to serve on our Board and serve as Chair of our Corporate Governance and Nominating Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.
James Fox, Ph.D. Dr. Fox, age 63, has served on the Company’s Board since September 2010 and has served as our Chairman of the Board since August 2014. Dr. Fox has extensive experience in global technology and healthcare businesses. Dr. Fox led the start-up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Lead Director of Biota Holdings Limited and Biota Pharmaceuticals, Inc., a director of TTP Group plc and as a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox retired from the board of directors of Air New Zealand Ltd. in August 2014 after nearly eight years of service. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve as our Chairman of the Board and to serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.
Committees of the Board of Directors
Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each of these committees has the responsibilities described in the committee's charter which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee. The Audit Committee currently consists of Kevin O’Boyle (Chair), James Fox, Ph.D. and Lisa M. Giles. In February 2015, Dr. Worland resigned from the Board and Ms. Giles was appointed to the Board and as a member of the Company's Audit Committee. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”) and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. The Board has determined that Mr. O’Boyle qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of the Company's accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board and reviewed annually. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.”
Compensation Committee. The Compensation Committee currently consists of James Fox, Ph.D. (Chair), Daryl Faulkner and Kevin O’Boyle. The Board has determined that all of the members of our Compensation Committee are “non-employee directors” as defined in Exchange Act Rule 16b-3, “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and satisfy the independence requirements of NASDAQ. The Compensation Committee administers the Company’s benefit and stock plans, reviews and oversees all compensation arrangements for our executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year to review, analyze and establish the compensation packages for our executive officers. The Compensation Committee determines our Chief Executive Officer’s compensation and, as it deems appropriate, leverages competitive industry compensation data. The Compensation Committee is solely responsible for determining our Chief Executive Officer’s compensation. Our Chief Executive Officer is not present during this process. For our other executive officers, our Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations, which it considers as one factor in its deliberations. The other executive officers are not present during this process. For more information, please see the “Compensation Discussion and Analysis” section below. The Compensation Committee is governed by a written charter approved by the Board and reviewed annually. The Compensation Committee report is included in this Proxy Statement under the caption “Report of the Compensation Committee.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Daryl Faulkner (Chair), James Fox, Ph.D. and Michael S. Kagnoff. In February 2015, Dr. Worland resigned from the Board and Mr. Kagnoff was appointed to the Board and as a member of the Company's Corporate Governance and Nominating Committee. The Board has determined that all of the members of our Corporate Governance and Nominating Committee are independent under the applicable rules of NASDAQ. The Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors, and providing oversight with respect to corporate governance and succession planning matters. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board and reviewed annually.
There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director, except that Michael Gleeson, our Senior Vice President, North American Commercial Operations, is the son of Christopher Gleeson, the Company's former Chairman of the Board.
Board Leadership Structure
The position of Chairman of the Board and Chief Executive Officer of the Company were combined until April 30, 2011. Effective May 1, 2011, we separated the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. Our Board believes that the separation of these positions strengthens the independence of our Board.

Membership of Committees

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Dr. Fox (Chairman)(1)*	X	Chair	X
Mr. Faulkner*	—	X	Chair
Ms. Giles*(2)	X	—	—
Mr. Kagnoff*(2)	—	—	X
Mr. Massarany	—	—	—
Mr. O’Boyle*	Chair	X	—

(1) Dr. Fox was appointed as the Company's Chairman of the Board in August 2014.
(2) Ms. Giles and Mr. Kagnoff were appointed to the Board in February 2015.

*	Independent director under NASDAQ and SEC rules.

CORPORATE GOVERNANCE
During 2014, the Board met six times, the Audit Committee met five times, the Compensation Committee met five times, and the Corporate Governance and Nominating Committee met four times. In 2014, all directors attended at least 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members.
Director Independence
In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under NASDAQ and SEC rules. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that Daryl Faulkner, James Fox, Ph.D., Lisa Giles, Michael Kagnoff and Kevin O’Boyle each qualify as independent directors under applicable NASDAQ rules.
Corporate Governance Guidelines
Our corporate governance guidelines are designed to ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our corporate governance guidelines are reviewed regularly by the Corporate Governance and Nominating Committee and revised when appropriate. The full text of our corporate governance guidelines is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.
Code of Business Conduct and Ethics
Our Board adopted a code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. The code of business conduct and ethics establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our code of business conduct and ethics. The full text of our code of business conduct and ethics is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit Committee. We will disclose future amendments or waivers to our code of business conduct and ethics on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees
In nominating candidates for election as a director, the Corporate Governance and Nominating Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Corporate Governance and Nominating Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. For more information about the specific requirements relating to stockholder proposals, see “How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?” above. The Corporate Governance and Nominating Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
Identification and Evaluation of Nominees for Directors
Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates. After careful evaluation and consideration of the needs of the Board, in February 2015 the Corporate Governance and Nominating Committee recommended that the Board appoint, and the Board appointed, each of Ms. Giles and Mr. Kagnoff as Class III directors with a term of office expiring at our 2016 annual meeting of stockholders.

Annual Meeting of Stockholders
We have a policy of encouraging all of our directors to attend each annual meeting of stockholders. All of our directors who were directors at the time attended our 2014 Annual Meeting in person or telephonically.
Role of the Board in Risk Oversight Process
The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual review of the potential risks associated with the Company's compensation policies and practices for its employees, and the Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS
Any stockholder who desires to contact any member of the Board or management can write to:
GenMark Diagnostics, Inc.
Attn: Investor Relations
5964 La Place Court
Carlsbad, CA 92008
or send an e-mail to IR@genmarkdx.com
Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of February 15, 2015 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) our President and Chief Executive Officer, Chief Financial Officer, and each other named executive officer, and (d) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 41,880,986 shares of our common stock outstanding as of February 15, 2015. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

FMR LLC(3) 245 Summer Street Boston, MA 02210	6,260,145	14.95%

Putnam Investments, LLC(4) One Post Office Square Boston, MA 02109	6,194,635	14.79%

Prudential Financial, Inc.(5) 751 Broad Street Newark, NJ 07102	3,702,948	8.84%

Jennison Associates LLC(6) 466 Lexington Avenue New York, NY 10017	3,699,048	8.83%

JPMorgan Chase & Co.(7) 270 Park Avenue New York, NY 10017	3,136,572	7.49%

T. Rowe Price Associates, Inc.(8) 100 East Pratt Street Baltimore, MD 21202	2,568,754	6.13%

Artisan Partners Holdings LP(9) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,381,506	5.69%

Directors and Named Executive Officers
James Fox, Ph.D. (10)	127,240	*
Daryl Faulkner (11)	92,441	*
Lisa M. Giles(12)	500	*
Michael S. Kagnoff	2,250	*
Kevin C. O’Boyle(13)	85,825	*
Hany Massarany(14)	809,673	1.92%
Scott Mendel	-	*
Jeff Hawkins(15)	184,982	*
Michael Gleeson(16)	245,430	*
Jennifer Williams(17)	263,094	*
All directors and executive officers as a group (13 persons) (18)	2,952,130	6.87%
 ______________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, California 92008.

(2)
Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying stock options held by that individual or entity that are either currently exercisable or exercisable within 60 days from February 15, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC (“FMR”), Edward C. Johnson 3d (“Johnson”), Abigail P. Johnson, and Select Health Care Portfolio (“SelectCo”). Johnson, Abigail Johnson, and FMR, through its control of certain Fidelity funds ("Fidelity Funds"), each has sole power to dispose of 6,260,145 shares. SelectCo has sole power to dispose of 2,145,486 shares. Members of the family of Johnson, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Johnson, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the certain funds, which power resides with Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(4)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by Putnam Investments, LLC (“Putnam”). Putnam, in its capacity as a parent holding company, may be deemed to beneficially own 6,194,635 shares that are beneficially owned by its subsidiaries, as follows: Putnam Investment Management, LLC (5,899,507 shares); and Putnam Advisory Company, LLC (295,128 shares). Putnam has the sole power to vote or to direct the vote of 284,081shares and the sole power to dispose or direct the disposition of 6,194,635 shares.

(5)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 27, 2015 by Prudential Financial, Inc. (“Prudential”). Prudential, in its capacity as a parent holding company, may be deemed to beneficially own 3,702,948 shares that are beneficially owned by its subsidiaries as follows: Jennison Associates LLC (“Jennison”) (3,699,048 shares); and Quantitative Management Associates LLC (3,900 shares). Prudential has the sole power to vote or to direct the vote of 253,661 shares, the shared power to vote or to direct the vote of 3,449,287 shares, the sole power to dispose or direct the disposition of 253,661 shares, and the shared power to dispose or to direct the disposition of 3,449,287 shares. Because Prudential indirectly owns 100% of the equity interests of Jennison, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolio managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote 6 below.

(6)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2015 by Jennison. Jennison, in its capacity as an investment adviser, may be deemed to beneficially own 3,699,048 shares that are held of record by clients of Jennison. Jennison has the sole power to vote or direct the vote of all such shares, and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. As a result of its role as an investment adviser, Jennison may be deemed to be the beneficial owner of the shares of common stock held by the portfolios it manages. Because Prudential indirectly owns 100% of the equity interests of Jennison, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolios managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote 5 above.

(7)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 14, 2015 by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd., and JPMorgan Asset Management (Canada) Inc. (collectively, “JPMorgan”). JPMorgan has the sole power to vote or to direct the vote of 2,752,027 shares, and sole power to dispose or direct the disposition of 3,136,572 shares.

(8)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates. These shares are owned by various individual and institutional investors. Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 30, 2015 by Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., Artisan Partners Limited Partnership (“Artisan Partners”), and Artisan Investments GP LLC (the general partner of Artisan Partners). Each of these persons and entities beneficially own the shares reported and have shared power to vote or direct the vote with respect to 1,912,165 shares and shared power to dispose or direct the disposition with respect to 2,381,506 shares.

(10)
Includes 3,160 shares of common stock which are still subject to restriction within 60 days of February 15, 2015. Also includes 60,085 shares of our common stock held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein.

(11)
The amount reported includes 56,056 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015, and 3,160 shares of common stock which are still subject to restriction within 60 days of February 15, 2015.

(12)
The amount reported includes 500 shares held by the Lisa M. Giles Living Trust. Ms. Giles is a trustee of Lisa M. Giles Living Trust and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in her distributive shares therein.

(13)
The amount reported includes 56,476 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015, and 3,950 shares of common stock which are still subject to restriction within 60 days of February 15, 2015.

(14)
The amount reported includes 343,597 shares of common stock held by the Massarany Family Trust and 358,631 options to purchase shares of our common stock held by the Massarany Family Trust, which are currently exercisable or exercisable within 60 days of February 15, 2015. Mr. Massarany is a trustee of the Massarany Family Trust and may be deemed to have beneficial ownership of these securities. The amount reported also includes 27,500 shares of our common stock held by Mr. Massarany which are still subject to restriction within 60 days of February 15, 2015.

(15)
The amount reported includes 104,674 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015, and 10,000 shares of common stock which are still subject to restriction within 60 days of February 15, 2015.

(16)
The amount reported includes 93,504 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015, and 13,750 shares of common stock which are still subject to restriction within 60 days of February 15, 2015.

(17)
The amount reported includes 106,062 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015, and 15,000 shares of common stock which are still subject to restriction within 60 days of February 15, 2015.

(18)
The amount reported also includes 61,651 shares of our common stock held by the HI Charitable Remainder Uni Trust, 82,934 shares of our common stock held by The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, 569,308 shares of our common stock held by IFIN LP, and 322,287 shares of our common stock held by Jon Faiz Kayyem, Ph.D. (which includes 224,464 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015 and 12,500 shares of common stock which are still subject to restriction within 60 days of February 15, 2015). Dr. Kayyem is trustee of the HI Charitable Remainder Uni Trust, trustee of The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and President of In-Motion LLC, the general partner of IFIN LP. Dr. Kayyem may be deemed to have beneficial ownership of the shares held by these entities. The amount reported includes 55,780 shares of our common stock held by Ingo Chakravarty, including 29,999 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015. The amount reported also includes 48,735 shares of our common stock held by Eric Stier, including 34,917 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 15, 2015.

EXECUTIVE OFFICERS
Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 1, 2015.

Name	Age	Position
Hany Massarany	53	President, Chief Executive Officer and Director
Scott Mendel	48	Chief Financial Officer
Jon Faiz Kayyem, Ph.D.	51	Founder and Senior Vice President, Research and Development
Ingo Chakravarty	47	Senior Vice President, International
Michael Gleeson	40	Senior Vice President, North American Commercial Operations
Jeffrey Hawkins	36	Senior Vice President, Global Marketing and Program Management
Eric Stier	39	Senior Vice President, General Counsel and Secretary
Jennifer Williams	41	Senior Vice President, Human Resources
Hany Massarany has served as President and Chief Executive Officer since May 2011. Mr. Massarany’s biography is contained in the section of this proxy statement entitled “Nominees for Election as Class II Directors for a term expiring at the Company’s 2018 Annual Meeting of Stockholders.”
Scott Mendel has served as Chief Financial Officer of the Company since May 2014. Prior to joining the Company, Mr. Mendel served as the Chief Financial Officer of The Active Network, Inc., a global software as a service (SaaS) company that provides technology to organizers of events and activities, from March 2010 through its acquisition by the private-equity firm Vista Equity Partners in December 2013. Prior to joining The Active Network, Mr. Mendel held finance positions at General Electric, a diversified technology, media and financial services company, for over 20 years, including chief financial officer from March 2003 to March 2010 for General Electric’s Healthcare IT division, a leading provider of medical technologies and services. Mr. Mendel earned a B.S. in finance from Indiana University and an M.B.A. from Northwestern University’s Kellogg School of Management.
Jon Faiz Kayyem, Ph.D. has served as Senior Vice President, Research and Development since June 2013. Dr. Kayyem previously served as the Company’s Chief Scientific Officer from August 2010 to June 2013. Dr. Kayyem served as President and Chief Executive Officer of the Company from May 2010 to August 2010. From August 2009 to May 2010, Dr. Kayyem served as President and Chief Executive Officer of Osmetech plc and Chairman of the board of directors of Osmetech plc from January 2009 to August 2009. Dr. Kayyem attended Yale University and received a combined M.S. and B.S. in Molecular Biophysics and Biochemistry in 1985. Dr. Kayyem received his Ph.D. in Molecular Biology in 1991 from The California Institute of Technology (“Caltech”). Dr. Kayyem remained at Caltech as a Senior Research Fellow until 1995, when he founded Clinical Micro Sensors to commercialize technical innovations he developed while at Caltech. In 2000, Clinical Micro Sensors was sold to Motorola, Inc., and subsequently purchased by Osmetech plc in 2005. In 2004, Dr. Kayyem left Clinical Micro Sensors and co-founded the biotechnology fund management company, Efficacy Capital Limited, where he served as managing partner until September 2009.
Ingo Chakravarty has served as Senior Vice President, International of the Company since April 2013. Mr. Chakravarty previously served as Vice President & General Manager, Women’s Health at Gen-Probe Incorporated from March 2011 to September 2012. Prior to that, Mr. Chakravarty served as Head of Sales, Europe at Roche Diagnostics from May 2009 to January 2011. From November 1996 to April 2009, Mr. Chakravarty held various senior management positions at Ventana Medical Systems in the United States and Europe, including in international sales and marketing, strategy and lifecycle management, as well as product development. Mr. Chakravarty received an electrical engineering degree from Friedrich Haecker School in Germany.

Michael Gleeson has served as Senior Vice President, North American Commercial Operations since March 2014. Mr. Gleeson previously served as Senior Vice President, Sales of the Company from March 2012 to March 2014. Prior to that, he held the position of Vice President, U.S. Sales from November 2010 to March 2012. From May 2010 to November 2010, he served as National Sales Director for the Company and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, since November 2009. Mr. Gleeson has over 15 years of experience in Director and Senior Sales Executive roles with both public and privately held companies in the enterprise software and services sector. Before joining the Company, Mr. Gleeson served as Senior Account Executive with Sybase (an SAP company), an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information from February 2009 to November 2009 and as

Director, Financial Services with GuardianEdge Technologies (acquired by Symantec) from February 2006 to November 2008. Mr. Gleeson also held positions with BEA Systems (acquired by Oracle) and Cap Gemini Ernst & Young where he had responsibility in global sales, ISV, OEM and channel sales. Mr. Gleeson holds a B.S. degree in Entrepreneurial Studies from Babson College in Massachusetts.
Jeffrey Hawkins has served as Senior Vice President, Global Marketing and Program Management since March 2014. Mr. Hawkins previously served as Senior Vice President, Marketing and Business Development of the Company from November 2010 to March 2014. Prior to that, from May 2010 to November 2010 he held the position of Vice President of Business Development and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, from March 2010 to May 2010 and as Vice President of Marketing from December 2009 to March 2010. From July 2008 until December 2009, Mr. Hawkins was Executive Director of Laboratory Marketing for Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products. From November 2006 until its acquisition by Hologic in June 2008, Mr. Hawkins served as Executive Director of Marketing of Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Prior to Third Wave, Mr. Hawkins held various positions of increasing responsibility in the areas of Marketing, Product Development and Operations for Sysmex America and Abbott Laboratories. Mr. Hawkins is currently a member of the board of directors of Ohmx Corporation, a private bioelectronic detection company developing a monitoring device to be used in all point-of-care settings. Mr. Hawkins received a B.A. in Chemistry with honors from Concordia University and a master’s degree in business administration from Keller Graduate School of Management.
Eric Stier has served as Senior Vice President, General Counsel and Secretary of the Company since May 2013. Mr. Stier previously served as the Company’s Vice President, Legal Affairs from November 2012 to May 2013. Prior to joining the Company, Mr. Stier served as Assistant General Counsel of Gen-Probe Incorporated, a publicly traded molecular diagnostics company, from August 2007 through its acquisition by Hologic, Inc. in August 2012. Prior to joining Gen-Probe, Mr. Stier served as a Corporate Associate with the law firm of Latham & Watkins LLP, from September 2002 to August 2007, in the firm’s Los Angeles and San Diego offices. Mr. Stier received a B.A. in Behavioral Science and Law from the University of Wisconsin-Madison and a J.D. with honors from the University of Wisconsin Law School.
Jennifer Williams has served as Senior Vice President, Human Resources since March 2014. Ms. Williams previously served as Senior Vice President, Global Operations & Human Resources of the Company from November 2010 to March 2014. Prior to joining the Company, she held the position of Senior Human Resource Executive with Cerberus Operations and Advisory Company, a private equity firm, from February 2008 to May 2010, responsible for human resources oversight and transformation of global companies in the portfolio. From January 2005 to January 2008, she served as Vice President Human Resources at HD Supply, a wholesale distribution company serving the infrastructure, construction and maintenance markets, initially as part of The Home Depot organization and subsequently spun off in 2007. Previous to that, she led Talent Management for The Home Depot including organization design, succession planning, leadership programs and executive development. Ms. Williams began her career at Honeywell (formerly AlliedSignal) and held positions of increasing responsibility in Quality, Operations, Program Management and Organization Effectiveness. Ms. Williams holds a master’s degree in business administration from Case Western Reserve in Organizational Behavior and an undergraduate degree in Industrial and Operations Engineering from the University of Michigan. Ms. Williams holds a certification in Organization Design and is a Six Sigma greenbelt.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In the last fiscal year, except as set forth below, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Employment
Michael Gleeson, the son of our former Chairman of the Board, Christopher Gleeson, serves as our Senior Vice President, North American Commercial Operations. As of and for the year ended December 31, 2014, Michael Gleeson received total compensation from the Company of $1,093,597 as further described in the Summary Compensation Table below.
Alex Rucker, who is the brother of the Company’s Senior Vice President, Human Resources, Jennifer Williams, serves as the Company’s Process Engineer. As of and for the year ended December 31, 2014, Mr. Rucker received compensation of approximately $128,157, which includes Mr. Rucker’s base salary, bonus and vested stock awards as well as the grant date valuation of new awards made in 2014.
Company Policy Regarding Related Party Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. Our legal and finance departments are primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.
In March 2010, our Board adopted the GenMark Diagnostics, Inc. Related Party Transaction Policy and Procedures. Under this written policy, a “Related Party Transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) required to be disclosed pursuant to Item 404 of Regulation S-K, and a “Related Party” means a related person as defined in Item 404 of Regulation S-K.
Under the policy, our Audit Committee reviews the material facts of all Related Party Transactions and either approves or disapproves of the transaction, subject to certain exceptions noted below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the Related Party’s interest in the transaction, the significance of the transaction to the Related Party and the nature of the Related Party’s relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.
The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve or ratify (as applicable) any Related Party Transaction or modification to a Related Party Transaction in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction approved or ratified by the Chair in accordance with the policy must be provided to the Audit Committee for its review. If the Related Party Transaction is pending or ongoing, it must be submitted to the Chair of the Audit Committee promptly for ratification or, if appropriate, termination.
No director may participate in any discussion or approval of a Related Party Transaction as to which he or she (or as to which a family member) is a Related Party, except that the director must provide all material information concerning the Related Party Transaction to the Audit Committee.
If any executive officer of the Company becomes aware of a Related Party Transaction that the Audit Committee has not approved or ratified, he or she must promptly inform the Audit Committee. The Audit Committee will then consider all of the relevant facts and circumstances available, and if the Related Party Transaction is pending or ongoing, the Audit Committee may ratify, amend or terminate the transaction. If the Related Party Transaction has been completed, the Committee may ratify or rescind the transaction. In any case, the Audit Committee may direct one or more executive officers, the Company’s internal auditors, or the Company’s independent auditors to evaluate the Company’s internal controls and procedures to determine why the transaction was not submitted to the Committee for prior approval and to report whether any changes to the Company’s internal controls and procedures are recommended.
The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved is expected to exceed $120,000:

•
any employment arrangement with, or compensation or benefit for, an executive officer of the Company if (i) the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported if the executive officer had been a “named executive officer,” and (ii) the Company’s Compensation Committee approved such arrangement, compensation or benefit, or such arrangement, compensation or benefit is available to employees generally;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; and

•
any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2014, such SEC filing requirements were satisfied, except that:

•
the Company was inadvertently three days late in filing Form 4s on behalf of the following individuals for certain sales of stock occurring on July 8, 2014 solely to cover tax withholding obligations in connection with the vesting of previously granted restricted stock awards: Mr. Michael Gleeson (59 shares); Mr. Jeffrey Hawkins (89 shares); and Ms. Jennifer Williams (171 shares);

•
the Company was inadvertently two days late in filing a Form 4 on behalf Mr. Hany Massarany for the sale of 5,964 shares of Company stock occurring on July 9, 2014 solely to cover tax withholding obligations in connection with the vesting of previously granted restricted stock awards; and

•
the Company was inadvertently one day late in filing a Form 4 on behalf Mr. Hany Massarany for the sale of 5,242 shares of Company stock occurring on October 8, 2014 solely to cover tax withholding obligations in connection with the vesting of previously granted restricted stock awards.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	3,253,827(1)	$8.66	965,269(2)
Equity compensation plans not approved by stockholders	—	—	—
Total:	3,253,827	$8.66	965,269

(1)
Consists of stock option awards (2,479,435), restricted stock units (741,992), and performance stock units (32,400) granted under the Company's 2010 Equity Incentive Plan, as amended (the "2010 Plan").

(2)
As of December 31, 2014, an aggregate of 437,127 shares of common stock were available for issuance under the 2010 Plan and an aggregate of 528,142 shares were available for grant under the Company's 2013 Employee Stock Purchase Plan (the "ESPP"). The 2010 Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board. Effective January 1, 2015, an additional 1,255,819 shares became available for grant under the 2010 Plan in accordance with its terms.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This discussion and analysis of the compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations and expectations regarding future compensation programs. Compensation policies that we adopt in the future may differ materially from the policies described in this discussion.
The following individuals were our named executive officers for 2014:

•	Hany Massarany, our President and Chief Executive Officer (our "CEO");

•	Scott Mendel, our Chief Financial Officer;

•	Richard Slansky, our former Chief Financial Officer;

•	Jeff Hawkins, our Senior Vice President, Global Marketing and Program Management;

•	Michael Gleeson, our Senior Vice President, North American Commercial Operations; and

•	Jennifer Williams, our Senior Vice President, Human Resources.
Executive Summary
We recognize that our success is in large part dependent on our ability to attract, motivate, and retain talented executives. Accordingly, we strive to design and maintain an executive compensation program that incents strong performance, encourages teamwork and rapid progress, and closely aligns the interests of our executive officers and stockholders.
We believe the compensation awarded to our executive officers for 2014 clearly reflects these objectives, consistent with our overarching compensation philosophy of paying for performance. Specifically, our 2014 executive compensation actions and decisions were directly based on our executive officers’ ability to: (1) drive our continued growth, expand and diversify our customer base, and deliver strong financial results in an extremely competitive industry; and (2) complete the development phase of our ePlex™ system and deliver significant development progress across numerous ePlex™ assay panels, which we believe are important in supporting our anticipated future growth.

2014 Business Highlights
We experienced continued growth in 2014, producing the following financial and operational results:

•
Revenue Grew Significantly. We recorded $30.6 million in total revenues for 2014, representing year-over-year growth of approximately 12%. Revenues from customers other than our former largest customer (which filed for bankruptcy in 2013) increased in 2014 by 59% over 2013 levels.

•	Gross Margin Increased Significantly. Our gross margin was 57% for 2014 compared to 42% in 2013, representing an increase of 15%.

•
Installed XT-8 Analyzer Base Grew Significantly. We increased our installed base of XT-8 analyzers placed with our customers by 127 in 2014, from 413 at the end of 2013 to 540 at the end of 2014, an increase of 31%.

•
Customer Base Grew and Continued to Diversify. We continued to expand and diversify our customer base from 173 unique customers at the end of 2013 to 204 unique customers at the end of 2014, an increase of 18%. In addition, as of December 31, 2014, we did not have a single active customer which represented 10% or more of our annual revenue. We believe these key accomplishments and our focus on the infectious disease market have enhanced our long-term financial position by diversifying our customer base and have demonstrated the strong adoption of our products by new customers based on the compelling value proposition delivered by our eSensor® technology.

•
Completion of ePlex™ Development Phase. In 2014, we completed the development phase of our ePlex™ system and are preparing to execute the relevant analytical and clinical studies which must be completed prior to launching the system.

•
Successful Initial Execution of International Business Plan. During 2014, we executed the initial phase of our comprehensive international business plan, which has involved: hiring direct sales and technical support personnel in key European countries; establishing European logistics and distribution channels, as well as customer support and international transaction capabilities; working with key opinion leaders in Europe to generate and present compelling data at key industry conferences regarding the value proposition of our eSensor® technology; and preparing the European market for the initial launch of ePlex™.
2014 Executive Compensation Highlights
Consistent with our business results, the Compensation Committee of our Board, which oversees our executive compensation program, took the following actions with respect to the 2014 compensation of our named executive officers:

•
Base Salary. We maintained the base salaries of our CEO, our former Chief Financial Officer, and our Senior Vice President, Human Resources at their respective 2013 levels. Our other named executive officers who were serving in such positions at the time of our annual executive compensation review, Mr. Gleeson, our Senior Vice President, North American Commercial Operations, and Mr. Hawkins, our Senior Vice President, Global Marketing and Program Management, each had their base salary increased by 8.7% over their 2013 levels based on an assessment of peer group data and each individual's performance.

•
Annual Bonus Awards. Our annual bonus plan was designed to provide short-term incentive opportunities based on our actual performance as measured by multiple performance objectives linked to our annual operating plan. Despite strong 2014 financial performance, our executive officers earned just 56% of their target annual bonus opportunity, largely as a result of our completion of the development phase of our ePlex™ system in December 2014.

•
Long-Term Incentive Compensation. Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in March 2014 we granted annual equity awards to our named executive officers in the form of stock options and restricted stock units (or, in the case of our CEO, performance stock units). The performance stock units granted to our CEO are completely at risk as the shares subject to this award will be earned entirely based on the regulatory clearance of various products within a defined timeline. If regulatory clearance is not obtained, or if regulatory clearance is obtained later than provided for in the award agreement, the performance stock units associated with those milestones will be forfeited. The aggregate value of the annual equity awards granted to our CEO in March 2014 was $1,783,000, and ranged from approximately $415,000 to approximately $745,000 in the case of our other named executive officers who were employed at the time.

Relevant 2015 Executive Compensation Actions
In addition to the foregoing, the Compensation Committee also took the following actions in early 2015 that are relevant to our executive compensation program for 2014:

•
Additional Equity Awards. Following its assessment that our named executive officers would achieve just 56% of their target annual bonus opportunity under our 2014 bonus plan, the Compensation Committee determined that, in view of their significant accomplishments in 2014 in an extremely competitive environment, it was reasonable and appropriate to further recognize and reward their efforts for the year. In making this determination, the Compensation Committee took into consideration the following achievements of our named executive officers:

◦	their ability to significantly grow our business, increase our installed base of XT-8 analyzers, and diversify and strengthen our customer base;

◦	their ability to complete the development phase of our ePlex™ instrument system and deliver significant development progress across numerous ePlex™ assay panels;

◦	their ability to implement the initial phase of our international business plan necessary to support the successful European launch of ePlex™;

◦	their ability to deliver strong financial performance results for the year in a highly competitive industry; and

◦
their ability to secure a debt facility for up to $40 million led by GE Capital’s Healthcare Financial Services business on favorable economic terms, which will provide additional working capital as the Company launches ePlex™ globally.

Accordingly, the Compensation Committee approved equity awards in the form of restricted stock unit awards for our named executive officers with an award value of approximately $119,000 in the case of our

CEO and ranging from approximately $27,000 to approximately $33,000 in the case of our other named executive officers, which represented approximately 25% of each individual's target annual bonus opportunity for 2014. These restricted stock unit awards will vest in full on February 1, 2016.

•
Market Stock Units. In connection with our continued emphasis on pay for performance, we introduced market stock unit awards ("MSUs") in early 2015. Specifically, 25% of the annual equity award opportunity for our named executive officers in 2015, including our CEO, is completely dependent on the Company’s total shareholder return (“Total Shareholder Return”) as compared to the Nasdaq Composite Index (the “Index”) over specified performance periods. The MSUs vest in three equal installments, on each of December 31, 2015, December 31, 2016, and December 31, 2017. Each MSU represents the contingent right to receive, following vesting, between 0% and 200% of one share of the Company’s common stock, subject to actual performance. One hundred percent of the applicable portion of the target award for each performance period will be earned if Total Shareholder Return equals the Index over the same period. The applicable portion of the target award will be reduced by two percentage points for each percent by which the Index exceeds Total Shareholder Return, but with the applicable portion of the target reduced to 0% if the Index exceeds Total Shareholder Return by 50% or more. The applicable portion of the target award will be increased by two percentage points for each percent by which Total Shareholder Return exceeds the Index, up to maximum of 200% of the target if Total Shareholder Return exceeds the Index by 50% or more. Any portion of the MSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

Pay-For-Performance Assessment
Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, ensures that a substantial portion of the compensation for our named executive officers is contingent on our ability to meet and exceed our annual and long-term financial objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our named executive officers and stockholders for long-term value creation. Our commitment to this philosophy is demonstrated by the following:

•
A majority of target direct compensation is variable in nature and “at risk.” Our executive compensation program provides a majority of the target total direct compensation opportunities for our named executive officers in the form of an annual cash bonus opportunity and equity awards (specifically, stock options, restricted stock unit awards, performance stock units, and, commencing in 2015, MSUs), each of which derives its value from our stock price performance and/or varies considerably based on our financial and operational performance. As illustrated below, approximately 83% of our CEO’s target total direct compensation for 2014 was in the form of variable pay, and, therefore, "at risk." In addition, more than 73% of the compensation reported in the 2014 Summary Compensation Table for our CEO consisted of equity awards.

•
Annual bonuses are performance-based and payable in cash or equity. Each year, our annual bonus plan uses multiple performance measures to create incentives for our named executive officers to achieve our specific annual financial and operational objectives for the year. In addition, for several years we have awarded and/or offered our named executive officers the opportunity to receive some or all of their annual cash bonus payments in the form of restricted stock or restricted stock unit awards, which further reinforces the alignment of their interests with those of our stockholders.

•
Long-term total shareholder return has been strong. As noted in the section “2014 Business Highlights” above, our management team has continued to execute across a range of key financial and nonfinancial areas. As a result of our accomplishments in these and other areas, our stockholders have experienced strong total shareholder returns over the last several years. For example, our stock price has appreciated at an annualized rate of 48.9% over our past three fiscal years.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2014 compensation review. This consultant performed no consulting or other services for the Company during 2014.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•
Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual assessment of our compensation-related risk profile, including our compensation policies and practices, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

◦
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

◦
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers;

◦
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

◦
Limited Perquisites. We do not consider perquisites or other personal benefits to be a significant component of our executive compensation program. Accordingly, we provide only limited perquisites and other personal benefits, if any, to our executive officers, which, if provided, are generally de minimis in value;

◦
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits or on any severance or change-in-control payments or benefits;

◦
Stock Ownership Policy. We have adopted a stock ownership policy for our executive officers and directors that requires them to maintain ownership of our common stock with a value equal to two or three times their annual base salary or director retainer, as applicable, depending on position;

◦
Speculative Transactions Prohibited. We prohibit our directors and executive officers from engaging in short-term or speculative transactions involving the Company's securities, such as publicly traded options, short sales, puts and calls, and hedging transactions; and

◦	Stock Option Repricing Prohibited. Our equity compensation plan prohibits the repricing of stock options and other equity awards without stockholder approval.
Consideration of 2014 Stockholder Vote on Executive Compensation
Following our 2011 Annual Meeting of Stockholders, our Board determined that we would hold a stockholder advisory vote on the compensation of our named executive officers, a so-called "say-on-pay" vote, every year. Most recently, at our 2014 Annual Meeting of Stockholders, over 99% of the votes cast on the say-on-pay proposal approved our 2013 executive compensation program, policies and practices. We believe that our stockholders strongly supported the compensation arrangements established by the Compensation Committee for our named executive officers in 2013, at least in part due to the Compensation Committee's commitment to align pay with performance. The Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding the structure and implementation of our executive compensation program.
Overview of Compensation Objectives
We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain an executive compensation program based on performance, teamwork and rapid progress and to align the interests of our executive officers and stockholders. As such, we have designed our executive compensation program to achieve the following objectives:

•	attract and retain highly-talented, experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance contribute to our success, including our key financial, operational and strategic goals;

•	align compensation with our business and financial objectives and the short-term and long-term interests of our stockholders; and

•	offer total compensation that is competitive and fair.
To meet these objectives, the principal components of our 2014 executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. Each of the components has a role in meeting the objectives above. The mix of compensation components is designed to reward and provide incentives for both short-term and long-term performance. We intend to continue to set our compensation policies with the goal of achieving the compensation objectives identified above with the same overall components of compensation. Additionally, we believe that attracting and retaining high caliber executives and providing them with appropriate performance incentives are critical steps to help us achieve our corporate goals and build long-term value for our stockholders.

Roles of the Compensation Committee, Chief Executive Officer and Compensation Consultant
The Compensation Committee of our Board is responsible for the compensation programs for our executive officers and reports to the full Board on its decisions and other actions. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our CEO.
Our CEO attends committee meetings and has been and will continue to be involved in the determination of compensation for our other executive officers. Typically, our CEO makes recommendations to the Compensation Committee regarding base salary and incentive-based compensation for our other executive officers based our financial and operational results and an assessment of each individual executive officer’s contribution toward these results. Our CEO does not make a recommendation as to any element of his own compensation and does not attend any deliberations of the Compensation Committee when his compensation is discussed.
As previously noted, at least annually the Compensation Committee conducts a review of our executive compensation program and the target total direct compensation opportunity and each individual compensation component for our named executive officers. In the course of its deliberations, the Compensation Committee reviews our CEO’s compensation recommendations (as described above) as well as several additional factors, including the competitive market analysis prepared by its compensation consultant (which it uses to enhance its understanding of the competitive market for executive talent and to assess competitive positioning), our financial and operational performance, each individual executive officer’s contributions to that performance, his or her individual performance for the past completed fiscal year and expected future contributions, his or her role and responsibilities, his or her tenure with the Company, his or her individual experience, skills, and expertise, the demand for such specific experience, skills, and expertise, his or her retention risk, internal equity, and the financial impact of our compensation decisions on key financial and other measures, such as our equity “burn rate.” The Compensation Committee does not weight these factors in any specific manner, and, given the range of factors considered, does not target any specific percentile level or percentile range for any individual compensation component or overall target total direct compensation opportunity.

The Compensation Committee has retained Compensia, a national compensation consulting firm that reports directly to the Compensation Committee, to assist the committee with reviewing and analyzing the key elements of our executive compensation program. As part of its engagement, Compensia has conducted interviews with members of senior management and the Compensation Committee to learn more about our business operations and strategy, key performance metrics and strategic goals, and the labor markets in which we compete. As part of its engagement, the Compensation Committee has directed Compensia to develop recommendations and metrics for consideration and potential approval by the Compensation Committee, including developing and updating as appropriate a peer group of companies which the Compensation Committee uses to assess the Company's compensation programs, policies and practices. The Compensation Committee has determined that Compensia’s engagement does not give rise to any conflicts of interest.

Competitive Positioning

An important step in structuring the compensation packages for newly hired executive officers, as well as gaging the competitiveness of the compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. The Compensation Committee directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative group of peer companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. As part of the process, Compensia presented to the Compensation Committee, and the committee approved, the following peer group for purposes of assisting the Compensation Committee in assessing our executive compensation program for 2014:

Aegerion Pharmaceuticals	Immunomedics	Opko Health	Sangamo BioSciences, Inc.

Anacor Pharmaceuticals	Luminex	Osiris Therepeutics	SurModics

Endocyte	Meridian Bioscience	Pacific Biosciences of California, Inc.	Unilife

Exact Sciences	Merrimack Pharmaceuticals	Peregrine Pharmaceuticals	VeraCyte

Exelixis	Nanosphere, Inc.	Quidel	Xoma

Zeltiq Aesthetics	Zogenix

This compensation peer group was developed by Compensia and approved by the Compensation Committee based on a number of characteristics, including the industry in which the companies operate and their respective revenues, market capitalization, and number of employees.
Elements of Compensation
For 2014, the principal components of our executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. In 2014, the long-term stock awards consisted of stock options and restricted stock units, or, in the case of our CEO, performance stock units. Our executive officers are also eligible to participate in our health and welfare benefits plans, which are generally available to all of our employees and are further described below. Each component of compensation has a role in meeting the compensation objectives described above. The following summarizes our objectives for each of the principal components of executive compensation for 2014:
Base salaries:

•	rewards individuals’ current contributions to the Company; and

•	compensates individuals for their expected day-to-day performance.
Annual bonus awards:

•	aligns executive compensation with annual corporate performance objectives;

•	enables us to attract, retain and reward individuals who contribute to our success; and

•	motivates individuals to enhance the value of our Company.
Long-term stock-based incentive awards:

•	aligns individuals’ incentives with the long-term interests of our stockholders;

•	rewards individuals for potential long-term contributions; and

•	provides the potential for increased employee retention.

We emphasize incentive and equity compensation over fixed (base salary) compensation. As part of its evaluation of the compensation of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also their target total direct compensation opportunity and the mix between fixed and variable compensation. We believe this approach has allowed us to attract and retain highly talented and experienced executive officers. In addition, we believe this approach rewards our executive officers when we achieve our corporate objectives as well as enables us to preserve working capital. If our corporate objectives are not achieved and/or our stock price does not appreciate, a significant portion of the compensation for our executive officers is at risk. In this manner, our executive compensation program is directly aligned with the interests of our stockholders and is structured to reward overachievement of our corporate objectives and the creation of long-term stockholder value.
Based on the Compensation Committee’s pay-for-performance philosophy and focus on linking executive compensation with long-term stockholder interests, in March 2014 the Compensation Committee approved a compensation strategy for our executive officers which generally sought to establish base salaries in the lower range of the Company’s compensation peer group, and incentive compensation and total equity award value in the higher range of the Company’s compensation peer group.
Base Salaries
Base salary is the principal fixed component of our executive compensation program and is intended to reward individual contributions to the Company and compensate our executive officers for their expected day-to-day performance. The Compensation Committee’s overall strategy is to maintain base salary as a nominal portion of each executive officer’s target total direct compensation opportunity. The Compensation Committee initially establishes base salaries for our executive officers through arm’s-length negotiation at the time of hire and principally based on a total compensation package that considers prior base salary but generally seeks to set this compensation component in the lower range of the competitive market. The base salaries of our executive officers are then reviewed annually by the Compensation Committee, with significant input from our CEO for our other executive officers, to determine whether any adjustment is warranted.

In determining whether to adjust the base salaries of our executive officers, the Compensation Committee considers the recommendations of our CEO, the competitive market analysis prepared by its compensation consultant, its desired market positioning for this compensation component, and the other factors described above.
After evaluating the foregoing, in March 2014 the Compensation Committee decided to maintain the base salaries of Mr. Massarany, Mr. Slansky and Ms. Williams at their 2013 levels, while increasing each of Mr. Hawkins’ and Mr. Gleeson's base salary by approximately 8.7%. The Compensation Committee made these adjustment based on each individual's performance and a review of peer group data. Mr. Mendel's base salary was established as a result of arms-length negotiations at the time he joined the Company in May 2014.
Annual Bonus Awards
Our annual bonus awards are designed to align short-term incentive compensation with our annual performance. To support this objective, each year the Compensation Committee approves an annual bonus plan. Each of the Company’s executive officers is eligible to participate in the bonus plan. The bonus plan is designed to align each executive officer’s efforts with our key financial, operational and strategic goals by providing an opportunity for each executive officer to earn an annual cash or stock bonus with the award payments based on our success in achieving our annual corporate objectives and the individual’s success in achieving his or her individual performance objectives for that year.
The 2014 Bonus Plan
The Compensation Committee is responsible for establishing the target annual bonus opportunities for our executive officers under our annual bonus plan. Typically, the target annual bonus opportunity for each executive officer is expressed as a percentage of his or her annual base salary. For purposes of our 2014 annual bonus plan, the target annual bonus opportunity for our CEO was 100% of his annual base salary and the target annual bonus opportunity for each of our other named executive officers was 50% of their respective annual base salary, based in part to ensure internal pay equity among our executive officers. Mr. Mendel's target bonus opportunity under our 2014 bonus plan was pro-rated based on his employment commencement date in May 2014.
Bonus payouts for 2014 were based on four performance metrics: (1) annual revenue; (2) XT-8 analyzer customer placements; (3) completion of ePlex™ development; and (4) the number of ePlex™ instruments placed with European customers. Each performance goal was ascribed a particular weighting and associated achievement levels under our 2014 bonus plan. The performance goals under our 2014 bonus plan and the relative weighting ascribed to each goal (and related performance achievement) were as follows:

Performance Goal	Performance Level (Corresponding % of Target Bonus Achieved)
Annual Revenue	>$30 million(30%)	$27.5 million (27.5%)	$25 million (25%)	<$25 million (0%)

XT-8 Customer Placements	>140 (20%)	130 (17.5%)	125 (15%)	<125 (0%)

ePlex™ Development Completion	June (60%)	August (40%)	October (20%)	December (10%)

ePlex™ European Customer Placements	High (60%)	Medium/High (50%)	Medium/Low (30%)	Low (0%)

For each goal identified above, achievement of less than threshold performance would result in a 0% contribution for that particular performance goal. Any levels of achievement between the designated levels would result in an achievement level based on linear interpolation between the applicable performance levels, except with respect to the ePlex™ development completion goal, which was based on binary achievement between performance levels. Based on performance, our executive officers could have achieved between 0% and 170% of their target bonus amount under the 2014 bonus plan.
We recorded $30.6 million in annual revenues, placed 127 XT-8 analyzers with our customers, and completed the development phase for our ePlex™ system in December 2014. We did not place any ePlex™ instruments with European customers in 2014. As a result, our Compensation Committee determined that our executive officers achieved 56% performance on a combined basis as measured against all established performance goals under the terms of our 2014 bonus plan, which resulted in the cash payments to our named executive officers under the heading "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table below.

Long-Term Incentive Compensation
In addition to annual bonus awards, we provide long-term incentive compensation in the form of equity awards to our executive officers. We believe that equity awards help further our compensation objectives by encouraging our executive officers to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value, while conserving working capital and aligning stockholder objectives.
Generally, these equity awards have consisted of options to purchase shares of our common stock and/or restricted stock awards or units. In March 2014, the Compensation Committee determined that our CEO would receive an annual equity award grant comprising stock options and performance stock units. The Compensation Committee grants long-term equity incentive compensation to align pay with our long-term performance and to support ongoing retention.
Equity Grant Practices
Generally, our named executive officers receive an equity award in connection with their initial hire, following promotions, and on an annual basis. To assist the Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial awards are based on the executive officer’s position and the competitive market analysis prepared by the Compensation Committee’s compensation consultant, while the guidelines for annual awards are based on this competitive market analysis and the other factors described above.

When granting equity awards to a newly-hired executive officer, the Compensation Committee also consider the individual’s background and historical compensation levels in order to determine the value of the equity award to be granted to him or her.
Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in March 2014 we granted annual equity awards to our named executive officers other than our CEO in the form of options to purchase shares of our common stock and restricted stock unit awards with aggregate award values ranging from approximately $415,000 to approximately $745,000 in the case of our named executive officers who were employed at the time. In March 2014, the Compensation Committee granted our CEO options to purchase shares of our common stock and performance stock units with an aggregate award value of approximately $1,783,000. The foregoing equity awards were granted based on our overall compensation philosophy, a review of peer group data, and an assessment individual performance. In addition, in the case of our CEO, his performance stock units were designed to further align the potential equity award opportunity with the achievement of key milestones our Compensation Committee believed are important for the Company's long-term success. The performance stock units granted to our CEO in March 2014 are contingent on the regulatory clearance of various products within a specified timeline. If regulatory clearance is not obtained, or if regulatory clearance is obtained later than provided for in the award agreement, the performance stock units associated with those milestones will be forfeited.
In connection with his appointment as our Chief Financial Officer, and as a result of arms' length negotiation, in May 2014 the Company granted Mr. Mendel a restricted stock unit award for 53,764 shares of our common stock and an option to purchase 84,002 shares of our common stock, in each case as an inducement grant under Nasdaq Listing Rule 5635(c)(4). Mr. Mendel’s stock option vests 25% on the first anniversary of the grant date, with the remaining shares subject to the option vesting in equal monthly installments over the following three years. Mr. Mendel’s restricted stock unit award vests 25% on the first anniversary of the grant date, with the remaining shares subject to the award vesting in equal quarterly installments over the following three years.
Following our Compensation Committee's assessment that our named executive officers would achieve just 56% of their target bonus under our annual bonus plan, the Compensation Committee determined that, in view of their significant accomplishments in 2014 in an extremely competitive environment, it was reasonable and appropriate to further recognize and reward their efforts for the year. In making this determination, the Compensation Committee took into consideration the following achievements of our named executive officers:

•	their ability to significantly grow our business, increase our installed base of XT-8 analyzers, and diversify and strengthen our customer base;

•	their ability to complete the development phase of our ePlex™ instrument system and drive significant progress across numerous ePlex™ assay panels;

•	their ability to make significant progress in implementing our international business plan;

•	their ability to deliver strong financial performance results for the year in a highly competitive industry; and

•
their ability to secure a debt facility for up to $40 million led by GE Capital’s Healthcare Financial Services business on favorable economic terms, which will provide additional working capital as the Company launches ePlex™ globally.

Accordingly, in February 2015 the Compensation Committee approved equity awards in the form of restricted stock unit awards for our named executive officers with an award value of approximately $119,000 in the case of our CEO and ranging from approximately $27,000 to approximately $33,000 in the case of our other named executive officers, which represented approximately 25% of their respective target annual bonus opportunity for 2014. These restricted stock unit awards will vest in full on February 1, 2016, and are reflected in each individual’s 2014 compensation under the “Stock Awards” column in the Summary Compensation Table below.

Other Benefits
In order to attract, retain, and pay market levels of compensation, we also provide our executive officers with the following benefits:

•
Health Insurance. We provide each of our executive officers and their spouses, qualifying domestic partners and children the same health, dental, and vision insurance coverage that we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executive officers with the same disability and life insurance as we make available to our other eligible employees.

•
Retirement Benefits. Our executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan, however, we have previously made matching contributions and we may choose to do so again in the future. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees.

•
Employee Stock Purchase Plan. In May 2013, our stockholders approved the ESPP, which allows all participants to acquire our common stock at a discount price. The ESPP has a six-month look-back and allows participants to buy our stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 10% of the participant’s base salary or a maximum of $25,000 annually.

•
Perquisites and other Personal Benefits. We limit the perquisites and other personal benefits that we make available to our executive officers. Our executive officers are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Employment Agreements
We have entered into a written employment agreement with Mr. Massarany, our CEO. We also have extended written employment offer letters to our other named executive officers, including Mr. Mendel, our Chief Financial Officer. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling our executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an initial equity award.

For a detailed description of the employment arrangements with our named executive officers, see “Employment Agreements” below.
Post-Employment Compensation Arrangements
Our employment arrangements with our CEO and Chief Financial Officer provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company. In addition, in the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable.
We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our named executive officers, with treatment that is competitive with current market practices.
For a detailed description of the post-employment compensation arrangements of our named executive officers, see “Potential Payments Upon Termination or Change of Control” below.
Other Compensation Policies
Hedging Policy
We have adopted a securities trading policy that prohibits directors and executive officers from engaging in hedging and other inherently speculative transactions with respect to our stock. The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. The Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent the objectives of these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to our stock.
Stock Ownership Policy
In April 2014, we adopted a stock ownership policy for executive officers and directors that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to three times their annual base salary or annual director retainer, as applicable, in the case of our CEO and the members of our Board of Directors, and two times their annual base salary in the case of all other executive officers.
Tax and Accounting Considerations
To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.
Deductibility of Executive Compensation
Section 162(m) of the Code, limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our CEO and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The Compensation Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our stockholders. As a result, the Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our stockholders.

Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock, restricted stock and restricted stock unit awards, and performance and market stock units, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).
 2014 Summary Compensation Table
The following table sets forth information concerning compensation earned for services rendered by our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012. The compensation described in this table does not include medical insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total
Hany Massarany	2014	450,000	649,982	1,251,295	252,000	414	2,603,691
President, Chief Executive Officer and Director	2013	450,000	882,000	545,160	—	430	1,877,590
	2012	450,000	670,796	—	228,375	430	1,349,601

Scott Mendel(4)	2014	189,539	533,809	465,162	56,951	166	1,245,627
Chief Financial Officer

Richard Slansky	2014	212,426	103,320	311,434	—	273,486	900,666
Former Chief Financial Officer	2013	280,000	268,355	162,840	—	774	711,969
	2012	183,077	179,326	195,242	48,087	451	606,183

Jeff Hawkins	2014	245,385	217,451	560,581	70,000	162	1,093,579
Senior Vice President, Global Marketing and Program Management

Michael Gleeson	2014	245,385	217,451	560,581	70,000	180	1,093,597
Senior Vice President, North American Commercial Operations	2013	226,154	325,828	233,640	—	181	785,803
	2012	203,885	251,344	—	51,925	168	507,322

Jennifer Williams	2014	250,000	205,151	513,866	70,000	162	1,039,179
Senior Vice President, Human Resources	2013	248,077	333,331	233,640	—	201	815,249
	2012	236,943	277,996	—	59,463	187	574,589

(1)
Amounts reported reflect the grant date valuation of the awards computed in accordance with ASC Topic 718. For more information, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 24, 2015.

(2)
The amounts reported for 2014 for all named executive officers reflect the grant date fair value of (a) annual restricted stock units granted in March 2014, and (b) restricted stock units granted in March 2015 in respect of the 2014 performance period, in each case as described in further detail under the heading “Equity Grant Practices” above. The amounts reported for 2013 for all named executive officers reflect the grant date fair value of (a) annual restricted stock units granted in March 2013, and (b) restricted stock units granted in March 2014 in respect of the 2013 performance period. The amounts reported for 2012 for all named executive officers reflect the grant date fair value of (a) annual restricted stock awards granted in February 2012, and (b) with respect to Mr. Massarany, Mr. Slansky, Ms. Williams and Mr. Gleeson, restricted stock units awarded in March 2013 in lieu of receiving 50% of their respective cash awards under our 2012 annual bonus plan pursuant to each individual’s election.

(3)	Amounts included in the “All Other Compensation” column are as follows:

Named Executive Officer	Year	Life Insurance Benefits ($)	Severance ($)(5)	Total ($)
Hany Massarany	2014	414	—	414
	2013	430	—	430
	2012	430	—	430

Scott Mendel	2014	166	—	166

Richard Slansky	2014	655	272,831	273,486
	2013	774	—	774
	2012	451	—	451

Jeff Hawkins	2014	162	—	162

Michael Gleeson	2014	180	—	180
	2013	181		181
	2012	168	—	168

Jennifer Williams	2014	162	—	162
	2013	201	—	201
	2012	187	—	187

(4)	Mr. Mendel joined the Company as our Chief Financial Officer in May 2014.

(5)
The amount reported consists of the following benefits paid to or on behalf of Mr. Slansky pursuant to his separation and release agreement with the Company: $80,769 of salary continuation benefits paid during 2014; and $10,000 in outplacement services. In addition, Mr. Slansky received the benefit of the acceleration of certain unvested restricted stock units upon his separation valued at $134,590 based on the closing price of the Company’s common stock on NASDAQ on his separation date.

2014 Grant of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Hany Massarany		—	450,000	765,000
	3/6/14							27,439(5)			337,500
	3/6/14				—	43,200	43,200				531,360
	3/6/14								160,714	12.30	1,251,295

Scott Mendel		—	94,770	161,109	—	—	—
	5/13/14							53,764(6)			506,995
	5/13/14								84,002	9.43	465,162

Richard Slansky		—	140,000	210,000	—	—	—
	3/6/14							8,537(5)			105,005
	3/6/14							8,400(7)			103,320
	3/6/14								40,000	12.30	311,434

Jeff Hawkins		—	122,693	208,578	—	—	—
	3/6/14							7,012(5)			86,248
	3/6/14							15,000(7)			184,500
	3/6/14								72,000	12.30	560,581

Michael Gleeson		—	122,693	208,578	—	—	—
	3/6/14							7,012(5)			86,248
	3/6/14							15,000(7)			184,500
	3/6/14								72,000	12.30	560,581

Jennifer Williams		—	125,000	212,500	—	—	—
	3/6/14							7,622(5)			93,751
	3/6/14							14,000(7)			172,200
	3/6/14								66,000	12.30	513,866

(1)
Amounts reported represent the threshold, target and maximum cash bonus amounts that could have been earned under our 2014 annual bonus plan. The amounts reported for Mr. Mendel are pro-rated based on his employment commencement date in May 2014.

(2) Amounts reported represent the threshold, target and maximum number of shares that may be issued based on actual performance under the performance stock units granted to Mr. Massarany in March 2014.

(3)
Amounts reported reflect annual grants of stock options under the 2010 Plan to all named executive officers other than Mr. Mendel. The amount reported for Mr. Mendel represents a grant of stock options in connection with Mr. Mendel’s commencement of employment in May 2014. All stock options vest and become exercisable on a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and remaining shares subject to the option vesting in equal monthly installments over the following three years.

(4)
Amounts reported represent the grant date valuation of the awards computed in accordance with ASC Topic 718. For more information, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 24, 2015.

(5)	Amounts reported reflect restricted stock units granted in March 2014 in respect of the 2013 performance period, which vest in full on the first anniversary of the grant date.

(6)
Amounts reported reflect a grant of restricted stock units to Mr. Mendel in connection with his commencement of employment in May 2014, which vest 25% on the first anniversary of the grant date an in equal quarterly installments thereafter over the following three years.

(7)
Amounts reported reflect annual grants of restricted stock units made under the 2010 Plan, which vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following three years. For additional information regarding these awards, see the “Outstanding Equity Awards at December 31, 2014 Table” below.

Outstanding Equity Awards at December 31, 2014 Table
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested	Market Value of Shares or Units that have not Vested (1)
Hany Massarany	4/5/11	252,083	22,917	$3.95	4/5/21(2)	—	—
	4/5/11	—	—	—	—	22,095(3)	$300,713
	2/29/12	—	—	—	—	34,375(3)	$467,844
	3/6/13	33,688	43,312	$10.89	3/6/23(2)	—	—
	3/6/13	—	—	—	—	31,457(4)	$428,130
	3/6/13	—	—	—	—	28,125(3)	$382,781
	3/6/14	—	160,714	$12.30	3/6/24(2)	—	—
	3/6/14	—	—	—	—	32,400(5)	$440,964
	3/6/14	—	—	—	—	27,439(6)	$373,445

Scott Mendel	5/13/14	—	84,002	$9.43	5/13/24(2)	—	—
	5/13/14	—	—	—	—	53,764(3)	$731,728

Jeff Hawkins	5/28/10	28,500	—	$6.00	5/28/20(2)	—	—
	6/3/10	42,612	—	$6.49	6/3/20(2)	—	—
	3/1/11	—	—	—	—	1,400(3)	$19,054
	2/29/12	—	—	—	—	12,500(3)	$170,125
	3/6/13	11,812	15,188	$10.89	3/6/23(2)	—	—
	3/6/13	—	—	—	—	10,125(3)	$137,801
	3/6/14	—	72,000	$12.30	3/6/24(2)	—	—
	3/6/14	—	—	—	—	15,000(3)	$204,150
	3/6/14	—	—	—	—	7,012(6)	$95,433

Michael Gleeson	2/23/09	56,816	—	—	2/23/19(2)	—	—
	3/1/11	—	—	—	—	1,069(3)	$14,549
	2/29/12	—	—	—	—	17,187(3)	$233,915
	3/6/13	14,438	18,562	$10.89	3/6/23(2)	—	—
	3/6/13	—	—	—	—	7,152(4)	$97,339
	3/6/13	—	—	—	—	12,375(3)	$168,424
	3/6/14	—	72,000	$12.30	3/6/24(2)	—	—
	3/6/14	—	—	—	—	15,000(3)	$204,150
	3/6/14	—	—	—	—	7,012(6)	$95,433

Jennifer Williams	5/28/10	71,000	—	$6.00	5/28/20(2)	—	—
	3/1/11	—	—	—		1,494(3)	$20,333
	2/29/12	—	—	—		18,750(3)	$255,188
	3/6/13	14,438	18,562	$10.89	3/6/23(2)	—	—
	3/6/13	—	—	—		8,190(4)	$111,466
	3/6/13	—	—	—		12,375(3)	$168,424
	3/6/14	—	66,000	$12.30	3/6/24(2)	—	—
	3/6/14	—	—	—	—	14,000(3)	$190,540
	3/6/14	—	—	—	—	7,622(6)	$103,735

(1)	The market value was determined by multiplying the number of stock awards by the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61.

(2)
Represents stock options that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in equal monthly installments thereafter over the following three years. All option grants have a term of ten years.

(3)
Represents restricted stock awards or units that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to the Company.

(4)	Represents restricted stock awards or units which vest 100% on the second anniversary of the grant date.
(5) Represents performance stock units that vest 25% in each of the following four years based on the achievement of particular product and commercialization milestones.
(6) Represents restricted stock units which vest 100% on the first anniversary of the grant date.
2014 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hany Massarany	—	—	135,566	$1,603,044
Scott Mendel	—	—	—	—
Richard Slansky	—	—	32,011	$343,884
Jeff Hawkins	—	—	38,764	$458,039
Michael Gleeson	—	—	40,411	$476,142
Jennifer Williams	—	—	49,132	$577,466

(1)	The value realized on vesting is determined by multiplying (x) the number of shares that vested during 2014, times (y) the closing price of our common stock on NASDAQ on the applicable vesting date.
Potential Payments Upon Termination or Change of Control
Post-termination benefits for our named executive officers are established pursuant to the terms of their individual employment agreements and equity awards. In the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable. The following table sets forth the amounts payable to each of our named executive officers based on (a) the acceleration of unvested equity awards upon a change in control of the Company, and (b) an assumed termination of employment as of December 31, 2014 related to certain designated events.

Name	Value of Acceleration of Unvested Equity Awards Upon Change in Control	Value if Involuntarily Terminated Without Cause	Actual Severance Paid	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control

Hany Massarany	$2,943,599(1)	$3,393,599(2)	—	$3,393,599(2)	$3,393,599(3)	$3,843,599(4)

Scott Mendel	$1,082,856(1)	$160,000(5)	—	—	—	$1,242,856(6)

Richard Slansky	—	—	342,191(7)	—	—	—

Jeff Hawkins	$762,195(1)	—	—	—	—	$762,195(1)

Michael Gleeson	$958,619(1)	—	—	—	—	$958,619(1)

Jennifer Williams	$986,635(1)	—	—	—	—	$986,635(1)

(1)
Amounts reported reflect the value attributable to the immediate acceleration of unvested restricted stock awards, restricted stock units, performance stock units and stock options upon a change of control event based on the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61 per share.

(2)
The amount reported reflects (a) a severance payment equal to Mr. Massarany’s base salary at the time of termination ($450,000), plus the last annual bonus paid to Mr. Massarany ($0), and (b) the value attributable to the immediate acceleration of unvested restricted stock awards, restricted stock units, performance stock units and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61 per share ($2,943,599), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(3)
The amount reported reflects a prorated portion of Mr. Massarany’s annual bonus payable in accordance with our 2014 annual bonus plan (or $450,000, assuming a qualifying termination event on December 31, 2014), and the value attributable to the immediate acceleration of unvested restricted stock awards, restricted stock units, performance stock units and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61 per share ($2,943,599), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(4)
The amount reported reflects: (a) a severance payment equal to ($900,000), representing the product of two multiplied by (i) Mr. Massarany’s base salary at the time of termination ($450,000), plus (ii) the last annual bonus paid to Mr. Massarany ($0); and (b) the value attributable to the immediate acceleration of unvested restricted stock awards, restricted stock units and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61 per share ($2,943,599), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(5)	Mr. Mendel would be entitled to six months’ base salary continuation if his employment is terminated without cause.

(6)
The amount reported reflects: (a) six months' salary continuation ($160,000). and (b) the value attributable to the immediate acceleration of unvested restricted stock units and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2014 of $13.61 per share ($1,082,856), in each in accordance with the terms of Mr. Mendel’s employment agreement.

(7) Mr. Slansky received six months' base salary continuation of $140,000, COBRA payments of $10,129, outplacement support of $10,000 and the value attributable to the acceleration of certain unvested restricted stock units upon separation which is based on the closing price of our common stock on NASDAQ on August 31, 2014 of $10.75 per share ($182,062), in each case in accordance with the terms of Mr. Slanksy's separation agreement.
Employment Agreements
Hany Massarany
On April 5, 2011, we entered into an employment agreement with Mr. Massarany, pursuant to which he was appointed as our President and CEO, effective May 1, 2011.
Pursuant to the terms of his employment agreement, Mr. Massarany’s annual base salary is $450,000, less applicable withholdings, which amount shall be reviewed at least annually for potential increases by our Board based on performance. Mr. Massarany’s target annual bonus opportunity was established at 100% of his base salary. Mr. Massarany may earn up to 150% of his target annual bonus opportunity based on the achievement of certain milestones and objectives established by the Compensation Committee.
In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the date of the grant and 176,739 restricted shares of common stock, in each case pursuant to the terms of the 2010 Plan. Subject to continued employment, the options vest over four years, with 25% of the options vesting on the first anniversary of the grant date, and 75% of the options vesting in equal monthly installments thereafter over the following three years, subject to acceleration upon a change of control of the Company. Subject to continued employment, the shares of restricted stock vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which our stockholders receive cash consideration, all of Mr. Massarany’s stock options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price, and all restricted stock awards, restricted stock units and performance stock units shall become fully vested.
Subject to the following paragraph, in the event Mr. Massarany's employment is terminated without cause (as defined below) or Mr. Massarany terminates his employment for good reason (as defined below), he will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and

(iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations. Payment of the foregoing benefits is conditioned upon Mr. Massarany’s compliance with the surviving terms of his employment agreement, his execution of a specified general release of claims, and his cooperation with pending litigation during a one-year period following his termination.
If Mr. Massarany’s employment is terminated without cause or Mr. Massarany terminates his employment for good reason within six months preceding or 24 months following a change in control of the Company (as defined in the 2010 Plan), then, in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated for cause, except with respect to any obligations which accrued during his time of service, all other obligations under his employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with our then-current bonus plan, and (iii) immediate acceleration of the vesting of his outstanding equity awards.
For the purposes of Mr. Massarany’s employment agreement “cause” means:

•
any act or omission that constitutes a material breach by Mr. Massarany of any of his material obligations under the agreement or his Employee Innovations and Proprietary Rights Agreement with the Company, after a written demand for substantial performance is delivered to Mr. Massarany by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has materially breached his obligations under the agreement and Mr. Massarany’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

•	Mr. Massarany’s conviction of, or plea of nolo contendere to, any felony;

•
Mr. Massarany’s ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has refused to follow its instructions and Mr. Massarany’s failure to cure such refusal not later than 30 days following his receipt of such notice; or

•
any acts or omissions constituting willful misconduct by Mr. Massarany (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of the Company and its subsidiaries, taken as a whole.

For the purposes of Mr. Massarany’s employment agreement, “good reason” means termination of Mr. Massarany’s employment because of the occurrence of any of the following events, without Mr. Massarany’s prior written consent:

•
a material breach of Mr. Massarany’s employment agreement by the Company (including, but not limited to, a removal of Mr. Massarany from the office of Chief Executive Officer for a reason other than cause or his disability);

•	Mr. Massarany’s failure to be elected or re-elected to the Board;

•	a material diminution in Mr. Massarany’s then authority, duties or responsibilities;

•	a reduction by the Company in Mr. Massarany’s base salary or target bonus amount; or

•	relocation of Mr. Massarany’s base office to an office that is more than 30 highway miles from Mr. Massarany’s base office prior to such relocation.
In addition, in connection with Mr. Massarany’s termination of employment in connection with a change in control of the Company (as defined in the 2010 Plan), the term “good reason” also includes (a) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Massarany’s employment agreement and (b) upon or within 24 months following a change in control, either (i) Mr. Massarany is not the chief executive officer of the publicly traded entity resulting from such change in control or of the publicly traded parent of such entity, in either case reporting directly to the board of directors of such publicly traded entity or its publicly traded parent, or (ii) there is no publicly traded entity resulting from such change in control and no publicly traded parent of such entity.

The terms of Mr. Massarany’s employment agreement were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Executive Officer given his significant industry knowledge and experience. In addition, the Company has provided Mr. Massarany with greater compensation and benefits (including post-employment compensation) than that provided to the Company’s other executive officers to reflect his level of responsibility and the increased risk faced by Mr. Massarany as the Company’s President and Chief Executive Officer. The Compensation Committee believes that Mr. Massarany’s competitive compensation package is critical in motivating and retaining him as a highly valued chief executive officer.
Scott Mendel
On May 7, 2014, we entered into an employment offer letter with Mr. Mendel appointing him as our Chief Financial Officer, effective May 13, 2014. Pursuant to his employment offer letter, Mr. Mendel's base salary was established at $320,000. Mr. Mendel's annual bonus opportunity was established at 50% of his base salary pursuant to the Company’s performance incentive bonus program. In connection with his commencement of employment, Mr. Mendel was granted 53,764 restricted stock units and a stock option to purchase 84,002 shares of the Company’s common stock, in each case as an inducement grant under Nasdaq Listing Rule 5635(c)(4). Subject to continued employment, Mr. Mendel’s stock options vest 25% on the first anniversary of the grant date, with the remaining shares subject to the option vesting in equal monthly installments over the following three years. Mr. Mendel’s restricted stock units vest 25% on the first anniversary of the grant date, with the remaining shares subject to the award vesting in equal quarterly installments over the following three years. Under the terms of Mr. Mendel’s offer letter, he will be eligible to receive six months’ salary continuation, including health care and benefits coverage, if his employment is terminated by the Company for reasons other than cause.
The terms of Mr. Mendel's employment offer letter were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Financial Officer given his significant industry knowledge and experience.
Risk Considerations
Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2014, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. These findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage unnecessary or excessive risk taking. In reaching its determination, the Board noted that our compensation policies and practices are structured to address company-wide risk, and the combination of base salary, annual incentive bonuses and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our Company.
DIRECTOR COMPENSATION
Our annual director compensation cycle runs from July 1 of a particular calendar year through June 30 of the following calendar year. The amounts payable for Board membership during 2014 are set forth below.

Position	2014 Annual Retainer
Board Membership	$75,000
Chairman of the Board	$40,000
Chair of Audit Committee	$15,000
Chair of the Compensation Committee	$10,000
Chair of the Corporate Governance and Nominating Committee	$6,000
Audit Committee Members other than Chair	$6,000
Compensation Committee Members other than Chair	$5,000
Corporate Governance and Nominating Committee Members other than Chair	$4,000

Upon joining the Board, non-employee directors typically receive an initial grant of options to purchase shares of our common stock. These stock option awards have an exercise price per share equal to the fair market value on the date of grant with such awards generally vesting over four years, with 25% of the options vesting on the first anniversary of the grant date and the remainder of the options vesting in equal monthly installments over the subsequent three years.

In January 2015, our Compensation Committee determined, based on a review of competitive market data, that it would establish an initial equity award grant value of $140,000 for newly appointed directors, until such time as further adjusted by the Compensation Committee. In connection with their appointment to the Board, in February 2015 Ms. Giles and Mr. Kagnoff each received an initial grant of options to purchase 19,062 shares of the Company’s common stock pursuant to the 2010 Plan, with an exercise price per share equal to the fair market value on the grant date.
We do not pay any compensation to a director who is also an employee of the Company. The table below sets forth the compensation (cash and equity) received by our non-employee directors in 2014. Fees are prorated based on length of service for non-employee directors serving a portion of the year. The Board has the discretion to allocate the portion of the fees payable in cash and the portion of the fees payable in equity awards. The Board determined that the Board fees payable in respect of 2014 service would be paid 25% in cash and 75% in equity awards. Equity awards granted for annual director fees are granted on a date determined by the Board or the Compensation Committee, have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant (in the case of stock options), and vest 100% on the first anniversary of the grant date (unless the director does not stand for re-election, in which case such award vests 100% on the day immediately prior to the termination of such director’s term of service). Any cash fees are payable quarterly within thirty (30) days of the beginning of each quarter. Each non-employee director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.
2014 Director Compensation Table
The following table sets forth the compensation for our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Totals ($)
Christopher Gleeson(3)	21,563	86,246	107,809
Daryl Faulkner(4)	21,500	64,505	86,005
James Fox, Ph.D.(5)	19,350	98,298	117,648
Kevin C. O’Boyle(6)	23,750	71,254	95,004
Stephen Worland, Ph.D.(7)	21,250	63,753	85,003

(1)	Pursuant to the Company’s director compensation policy in effect for 2014, non-employee directors received approximately 75% of their compensation in the form of restricted stock units.

(2)
In 2014, each non-employee director received the following number of restricted stock units as payment in respect of director fees: Mr. Gleeson (7,680); Mr. Faulkner (5,744); Dr. Fox (6,345); Mr. O’Boyle (6,345); and Dr. Worland (5,677). Each of these restricted stock units vest 100% on the first anniversary of the grant date. The Board also granted Dr. Fox 2,432 restricted stock units in August 2014 in connection with his appointment as Chairman of the Board, which vest in full on May 29, 2015.

(3)	Mr. Gleeson retired from the Board in August 2014. As of December 31, 2014, The Gleeson Family Trust beneficially owned 96,931 options to purchase shares of our common stock.

(4)	As of December 31, 2014, Mr. Faulkner held 56,056 options to purchase shares of our common stock, 3,792 shares of restricted stock, and 5,744 restricted stock units.

(5)	As of December 31, 2014, Dr. Fox held no options to purchase shares of our common stock, 3,792 shares of restricted stock, and 8,777 restricted stock units.

(6)	As of December 31, 2014, Mr. O’Boyle held 56,476 options to purchase shares of our common stock, 4,740 shares of restricted stock, and 6,345 restricted stock units.

(7)	As of December 31, 2014, Dr. Worland held 25,000 options to purchase shares of our common stock and 9,565 restricted stock units.

Potential Payments upon Termination or Change of Control
In accordance with provisions of our 2010 Plan, upon a change in control of the Company (as defined in the 2010 Plan), all outstanding equity awards held by our non-employee directors may become immediately exercisable and vested in full, unless such awards are assumed or otherwise substituted for as described in the 2010 Plan.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
James Fox, Ph.D. (Chair)
Daryl Faulkner
Kevin C. O’Boyle
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As of December 31, 2014, the Compensation Committee consisted of James Fox, Ph.D. (Chair), Daryl Faulkner and Kevin C. O’Boyle. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.
REPORT OF THE AUDIT COMMITTEE
As of December 31, 2014, the Audit Committee consisted of Kevin C. O’Boyle (Chair), James Fox, Ph.D., and Stephen Worland, Ph.D. Ms. Giles was appointed to the Audit Committee in February 2015, in connection with her appointment to the Board and Dr. Worland's resignation from the Board. Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of our independent registered public accounting firm. Each member of the Audit Committee meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.
Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Ernst & Young LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2014 year.
The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with, and the Audit Committee reviews, a report on the effectiveness of the Company’s internal control over financial reporting, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.
The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” below for more information regarding fees paid to Ernst &

Young LLP for services in 2013 and 2014 and the fees paid to Deloitte & Touche LLP, the Company’s previous independent registered public accounting firm, in 2013.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•
reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2014 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•
discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining its independence;

•
based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee met five times in 2014. This report for 2014 is provided by the members of the Audit Committee of the Board.
THE AUDIT COMMITTEE
Kevin C. O’Boyle (Chair)
James Fox, Ph.D.
Principal Accountant Fees and Services
The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and is asking our stockholders to ratify this appointment.
In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.
The following table presents the fees for professional audit services and other services rendered by Ernst & Young LLP for 2014 and 2013, and fees for professional audit and other services rendered by the Company’s former independent registered public accounting firm, Deloitte & Touche LLP, for 2013.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees(1)	$716,917	$858,534
Tax Fees(2)	176,622	278,341
Total	$893,539	$1,136,875

(1)
Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements and Sarbanes-Oxley Act compliance, review of the Company’s quarterly financial statements, review of registration statements on Forms S-3 and S-8, and audit services provided in connection with other regulatory filings.

(2)
Tax Fees consist of fees for professional services performed by either Ernst & Young LLP during 2014 and 2013 or Deloitte & Touche LLP during 2013, in each case with respect to tax compliance, tax advice and tax planning.

All fees paid to Ernst & Young LLP, Deloitte & Touche LLP and Deloitte Tax LLP for 2014 and 2013 were pre-approved by the Audit Committee.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, our stockholders will vote on the election of two Class II directors to serve for a three-year term until our Annual Meeting of Stockholders in 2018 and until their successors are elected and qualified. The Board has unanimously nominated Hany Massarany and Kevin O'Boyle for election to the Board as Class II directors. The nominees have indicated that they are willing and able to serve as directors. If either Mr. Massarany or Mr. O'Boyle becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting.
The Class II directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors. Stockholders do not have cumulative voting rights in the election of directors.
The Board unanimously recommends a vote “FOR” the election of each of Hany Massarany and Kevin O'Boyle as Class II directors.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Mr. Massarany and Mr. O'Boyle.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.
In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.
Voting and Board of Directors’ Recommendation
The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.
The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program and related policies and practices as they relate to the compensation of our named executive officers.
The Say on Pay vote is advisory, and therefore not binding on the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results, seek to determine the cause or causes of any significant unfavorable vote, and take them into consideration when making future decisions regarding our executive compensation program.
We design our executive compensation program to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our executive compensation program reflects our core objectives, including the information under the heading “Executive Summary” beginning on page 18 of this Proxy Statement.
Voting and Board of Directors’ Recommendation
The Board believes the Company’s executive compensation program uses appropriate structures and sound practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED , that the stockholders of GenMark Diagnostics, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”
The proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes “against” this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.
The Board unanimously recommends a vote “FOR” Proposal 3.

OTHER MATTERS
As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
STOCKHOLDERS SHARING THE SAME ADDRESS
In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 16, 2015

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees** 01 Hany Massarany 02 Kevin O'Boyle	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

GENMARK DIAGNOSTICS, INC.
Annual Meeting of Stockholders
May 28, 2015 1:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Hany Massarany and Scott Mendel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of GENMARK DIAGNOSTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, Pacific Time on May 28, 2015, at 5964 La Place Court, Carlsbad, CA 92008, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000235323_2 R1.0.0.51160